UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 28, 2013

IMH Financial Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	000-52611	23-1537126
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7001 N. Scottsdale Rd., Suite 2050 Scottsdale, Arizona		85253
________________________________ (Address)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 840-8400

N/A

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

SCOTTSDALE, ARIZONA - On February 28, 2013, IMH Financial Corp. (the “Company” or “IMHFC”), through its wholly-owned subsidiaries, Royal Multifamily Ventures 2013-1, LLC (“RMV”) and Royal Multifamily Promote 2013-1, LLC, (“RMP”),entered into a limited liability agreement to form a joint venture with other unrelated parties (“non-IMHFC member(s)”) for the purpose of acquiring a multi-family portfolio comprised of 14 apartment communities across six states, which will be managed by a third party, national firm, specializing in multi-family assets.

The multi-family portfolio was acquired out of receivership for $142 million, with third party financing of $120 million and the balance contributed by the members of the joint venture. Representing an aggregate of 3,709 units, these properties are located in Nevada, Texas, Florida, South Carolina, Maryland, and Virginia. All of the properties are located in large metropolitan markets or are in close proximity to either universities or major employers. The apartments underlying this investment are approximately 93% physically occupied; however, the intention of the joint venture is not to simply buy and hold. Rather, the joint venture will seek to implement various value creation strategies in order to further improve economies.

Under the terms of the limited liability agreement, RMV contributed $15 million and holds the status of a preferred member whose interest is guaranteed by the other non-IMHFC members, and the equity interests of those non-IMHFC members serve as collateral for the repayment of RMV’s investment. RMP contributed no capital, but serves as a limited guarantor member on the senior indebtedness of the joint venture that is secured by the acquired operating properties. No other capital contributions are required of RMV or RMP. A non-IMHFC member will serve as the managing member of the joint venture.

Based on the terms of the limited liability agreement, the joint venture is required to redeem RMV’s preferred membership interest for the redemption price (as defined) on or before the second anniversary of the closing date, or the redemption date may be extended for one additional year for a fee of $300,000. Also, under the terms of the agreement, RMV is entitled to a 15% annualized return on its $15 million preferred equity investment, and is further entitled to an exit fee equal to 1.5% of the fair market value of the portfolio assets at the two year preferred equity redemption date. Additionally, as part of the joint venture agreement, RMP will retain a 15% carried interest in the profits of the entire investment portfolio, after payment of the preferred returns of RMV and similar preferred returns of non-IMHFC members. In addition, RMV is entitled to effectively receive all cash flow of the joint venture until it receives the entirety of its preferred equity investment and any accrued and unpaid preferred return amounts. The non-IMHFC members are obligated to fund any shortfalls in the RMV’s preferred return.

As a result of the passive nature of the investment by the Company, the mandatory redemption feature of the investment, the defined preferred return and other repayment features of the investment, the investment will be treated as a debt security investment on the Company’s books.

We believe this investment is consistent with the Company’s new investment strategy that we have described in previous filings. In addition, management believes that this transaction is demonstrative of IMHFC’s ability to make opportunistic investments in the current market environment and it is representative of IMHFC’s overarching strategy to generally reposition its portfolio toward income producing assets.

About IMH Financial Corporation

IMH Financial Corporation is a Scottsdale, Arizona based real estate lender and investor. As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to IFC, individuals can visit www.sec.gov and reference CIK #1397403.

Forward-Looking Statements

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC.

These forward looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 5, 2013	IMH FINANCIAL CORPORATION

	By:	/s/ William Meris
William Meris
President